Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2015, relating to the consolidated financial statements and financial statement schedules of Southern Copper Corporation and subsidiaries, and the effectiveness of Southern Copper Corporation’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Southern Copper Corporation’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Southern Copper Corporation for the year ended December 31, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu Limited

April 3, 2015

/s/Miguel Angel Andrade Leven

C.P.C. Miguel Angel Andrade Leven

México City, México